Exhibit 10(i)
                     Preliminary Title Report
             This is NOT a Policy of Title Insurance

                   Juab County Abstract Company
             51 North Main Street  Nephi, Utah 84648
                          (801) 623-0387

Mr. George K. Christopulos
3131 Teton Drive
Salt Lake City, Utah 84109

Dear Mr. Christopulos                          Please refer to Order No. 9022.
JUAB COUNTY ABSTRACT COMPANY, hereby CERTIFIES:

                            SCHEDULE A

     That on the 7th day of November, 1980 at 5:00 P.M. the title to the land described in Schedule C hereof was vested in fee simple in:

                   TINTIC GOLD MINING COMPANY,
               a corporation of the State of Utah,

subject only to the defects, objections, liens and encumbrances shown in Schedule B hereof.

     That upon legal and valid vesting of the interest to be insured, and providing no liens, encumbrances, or objections intervene between the aforesaid date and the date the instrument creating the estate or interest to be insured is filed for record, we will issue a Policy of Title Insurance through First American Title Insurance Company on its usual standard form, showing under Schedule B thereof only such liens, encumbrances and objections as appear in Schedule B hereof which are not satisfied or removed prior to issuance of said Policy.

     This Report is delivered and accepted upon the understanding that you have no personal knowledge or intimation of any defect, objection, lien or encumbrance affecting said premises other than those shown under Schedule B hereof, and your failure to disclose any such personal information shall render this Report and any policy issued based thereon, null and void as to such defect, objection, lien or encumbrance.

     This Report is preliminary to the issuance of a policy of title insurance and shall become null and void, unless a policy of title insurance is issued, and the premium therefor paid, within six months from the date hereof. In the event the sale of the property is not completed or loan is not made, this order may be cancelled with Company's consent by paying for services rendered in connection herewith.

     IN WITNESS WHEREOF the said Company has caused these presents to be signed by its duly authorized officer this 7th day of November, 1980.

                              JUAB COUNTY ABSTRACT COMPANY

                              by/s/
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                                 SCHEDULE B

PART ONE. This part of Schedule B refers to matters which, if any such exist, may affect the title to said land, but which are not shown in this report.

1. Taxes or assessments which are not shown as existing liens by the records of any taxing authority that levies taxes or assessments on real property or by the public records.

2. Any facts, rights, interests, or claims which are not shown by the public records but which could be ascertained by an inspection of said land or by making inquiry of persons in possession thereof.

3. Easements, claims of easement or encumbrances which are not shown by the public records.

4. Discrepancies, conflicts in boundary lines, shortage in area, encroachments, or any other facts which a correct survey would disclose, and which are not shown by public records.

5. Unpatented mining claims; reservations or exceptions in patents or in Acts authorizing the issuance thereof; water rights, claims or title to water.

6. Any lien, or right to a lien, for services, labor or material theretofore or hereafter furnished, imposed by law and not shown by the public records.

(PART ONE of Schedule B will be eliminated from the ALTA Loan Policy issued hereunder.)

PART TWO: This part of Schedule B shows liens, encumbrances, defects and other matters affecting the title to said land or to which said title is subject:

1. Taxes for the year 1980 now a lien not yet due.

2. Property herein is situated within The Central Utah Water Conservancy District and subject to assessments and charges thereof paid to date.

3. Conflicts with other patented mining claims that may exist.

4. Easement dated November 30, 1937, granting and conveying to Los Angeles
& Salt Lake Railroad Company, a corporation of the State of Utah, and to its successors and assigns, the perpetual use, for a right of way for a, spur track and any additional trackage that may hereafter be constructed, of the following described land: All that part of Diamond
Mining Claim located in the SW1/4 of Sec. 19, and the NW1/4 of Sec. 30, twp. 10 S., Rng. 2W., lying easterly of a line that is parallel with and 50 feet distant westerly, measured at right angles and/or radially, from the center lire of the spur track of said Railroad Company serving the Grand Central Mine; Also the right to extend the slopes of the embackments and/or cutting of the roadway of such trackage and the bridges, culverts or other necessary drainage openings in said roadway, and the right to construct ditches upon the land outside the limits of the tract of land heretofore described, for the drainage of said trackage and roadway; together with the right of ingress, egress and regress upon said tract of land for the purpose of constructing, maintaining, operating, repairing, and reconstructing said trackage adjacent to said tract of land for the purpose of constructing, maintaining, operating, repairing, renewing and reconstructing said roadway, bridges, culverts and ditches;
this reconveyance is made upon the condition that if the Railroad Company, its successors or assigns, cease to operate the railroad tract or tracks or any part or parts thereof constructed and remove the rails, ties and switch figures and other materials and component parts of said track or tracks, then this easement shall terminate and title to the tract of land hereinbefore described, or any part thereof, from which such railroad track or tracks shall have been removed, shall be relieved of the burden of said easement; recorded in Book 120, Page 423, of the records of Juab County, Utah.

5. Deeds recorded in Book 125, Page 619 and Page 625, conveys a certain four room frame house on the Diamond Mining Claim and conveys any surface rights which may have been acquired through occupancy of said frame house.
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Continuation of SCHEDULE B PART TWO:

6. Easement dated October 4, 19,77, conveying to Utah Power & Light Company, a corporation, a perpetual easement and right of way for the erection$ operation and continued maintenance, repair, alteration, inspection, relocation and replacement of the electric transmission and distribution circuits, with the necessary poles, towers, buys, stubs, crossarms, braces and other attachments affixed thereto, for the support of said circuits along the following described center line: Beginning on the West boundary line of the Grantor's land at a point 945 feet North and 295 feet West, more or less, from the East one quarter corner of Section 25, Township 10 South, Range 3 West, Salt Lake Meridian; thence North 76 degrees 39' East 325 feet, more or less; thence North 74 degrees 00' East 250 feet, more or less, to the East boundary line of said land and being in Ruby-224 Mining Claim, Tintic Mining District, and in the Southeast quarter of the Northeast quarter of said Section 25 and the Southwest quarter of the Northwest quarter of Section 30, Township 10 South, Range 2 West, Salt Lake Meridian, recorded on December 3, 1979, as entry No. 163170, in Book 283, Page 595, of the records of Juab County, Utah.
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                                SCHEDULE C
The land referred to in this report is situated in the County of Juab, State if Utah, and is described as follows:

    The Emerald, Ruby and Diamond lode mining claims, designed by the Surveyor General as Lot No. 224, embracing a portion of Sections 19 and 30, in Township 10 South, Range 2, West, and Sections 24 and 25, Township 10 South, Range 3 West, Salt Lake Meridian, in the Tintic Mining District, in the County of Juab, State of Utah.
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